EXHIBIT J(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 91 to the Registration Statement on Form N-1A of Fidelity Municipal Trust: Spartan Michigan Municipal Income Fund, Spartan Minnesota Municipal Income Fund, Spartan Ohio Municipal Income Fund, and Spartan Pennsylvania Municipal Income Fund of our reports dated February 10, 2000 on the financial statements and financial highlights included in the December 31, 1999 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
February 22, 2000